Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 30, 2010, with respect to the consolidated financial statements and schedules of Gordmans Stores, Inc. and subsidiaries (Successor) and Gordmans, Inc. and subsidiaries (Predecessor) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

Kansas City, MO

June 30, 2010